Exhibit 10.2
Separation and Release Agreement
     This Separation and Release Agreement (this “Agreement”) is made effective as of the 22nd day of October, 2008 (the “Agreement Date”), by and between First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), and Michael W. Brennan (the “Executive”).
     Whereas, Executive currently serves as the President and Chief Executive Officer of the Company pursuant to an employment agreement by and between the Company and Executive dated June 21, 2005 (the “Employment Agreement);
     Whereas, Executive has advised the Company of his intention to resign all positions with the Company effective as of the close of business on the Agreement Date on the condition that the Company treats Executive’s separation as a “Termination by the Company Without Cause” as provided for under Section 4.7 of the Employment Agreement, and the Company’s Board of Directors has accepted such resignation; and
     Whereas, the Company and Executive acknowledge and agree that all of the Executive’s approximately 84,874 restricted stock awards vested as of the Agreement Date, per the terms of the applicable award agreements.
     Now, therefore, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
     Section 1. Termination of Employment and Employment Agreement. Except as otherwise specifically set forth herein, the Employment Agreement and Executive’s employment with the Company shall terminate effective as of the close of business on the Agreement Date. Executive acknowledges that he has resigned from any and all officerships, directorships, committee memberships and all other elected or appointed positions, of any nature, that Executive held immediately prior to the Agreement Date with the Company and/or any of its affiliates, all effective as of the close of business on the Agreement Date.
     Section 2. Severance Payments. In consideration for the promises made in this Agreement, the Company agrees to pay, or provide to, Executive the following (collectively, the "Severance Benefits”):
          (a) Within five (5) days of the Effective Date (as defined in Section 9), a single lump sum in an amount equal to $4,641,206.
          (b) The Company shall continue, for Executive and his family, health insurance coverage, so as to provide a scope of coverage comparable to that which was in effect as of the Agreement Date, for a period of two (2) years following the Agreement Date or, if earlier, until such time as substitute health insurance coverage with comparable benefits is available to Executive at a cost comparable to that borne by Executive under the Company’s policy, by virtue of other employment or family members’ insurance benefits secured or made available after termination. Executive shall be obligated to inform the Company of any such comparable coverage within five (5) business days of becoming covered by such comparable coverage.
          (c) Within five (5) days of the Effective Date, the Company shall reimburse Executive for any business expenses that are payable under the Company’s normal expense reimbursement policies and practices that were incurred by the Executive prior to the Agreement Date.
          (d) The parties acknowledge and agree that the Executive has been (i) paid for all accrued but unpaid base salary through the Agreement Date, and (ii) overpaid by the Company for all accrued but unused paid-vacation through the Agreement Date, in the amount of $44,214.45 and that such amount has been fully offset and accounted for in the amount set forth in subparagraph (a) above.
          (e) Executive acknowledges and agrees that all payments made, and benefits provided, pursuant to this Agreement shall be subject to all applicable tax withholding and reporting requirements.
          (f) Executive acknowledges and agrees that all payments made, and benefits provided, pursuant to this Agreement are in consideration for Executive’s promises contained in this Agreement, and that such payments and benefits under the terms of the Employment Agreement would not be payable absent execution of this Agreement. Executive further acknowledges and agrees that the payments and benefits described in this Agreement are conditioned upon the execution and non-revocation of the Release described in Section 9. If Executive revokes this Agreement on or before the Effective Date, no payment or benefit described herein (except as provided in Section 2(c)) shall be due to Executive.
     Section 3. Code Section 409A. Executive represents that he has conferred with counsel and has been advised, and believes in good faith, that the six (6) month delay required for “specified employees” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) does not apply to the Severance Benefits because such payments do not constitute “deferred compensation” within the meaning of Section 409A of the Code. Executive acknowledges and agrees that he shall be solely responsible for any additional taxes, penalty or interest that may be imposed by Section 409A of the Code on any such payments and or benefits if any such tax, penalty or interest is imposed by the Internal Revenue Service.
     Section 4. Termination of Benefits. Except as otherwise provided in this Agreement, Executive’s continued participation in all compensation and other benefit plans will cease as of the Agreement Date; provided that nothing contained herein shall limit or otherwise impair Executive’s right to receive pension, welfare or similar benefit payments which are vested as of the Agreement Date under any applicable tax-qualified pension plan, welfare benefit plan or other tax-qualified or non-qualified benefit plans, pursuant and subject to the terms and conditions of the applicable plan.
     Section 5. Equity Awards. All outstanding equity incentive awards held by Executive shall be governed by the applicable plan document and/or applicable grant agreement.

With respect to such awards, the Executive’s termination of employment shall be treated as an involuntary termination by the Company without cause thereunder.
     Section 6. Confidentiality. Executive acknowledges that, during the course of his employment, he has produced, received and had access to, various materials, records, data, trade secrets and information not generally available to the public, specifically including any information concerning prospects, customers and clients of the Company, brokerage relationships of the Company, capital and financial sources of the Company, information management technology developed by or for the Company, and projects in the Pipeline, as defined below (collectively, "Confidential Information”) regarding the Company and its subsidiaries and affiliates. Accordingly, for the one (1) year period immediately subsequent to the Agreement Date, Executive shall hold in confidence and shall not directly or indirectly for his own benefit or for the benefit of any other person or entity, for economic gain or otherwise, disclose, use, copy or make lists of any such Confidential Information, except to the extent that (a) such information is or thereafter becomes lawfully available from public sources; or (b) such disclosure is authorized in writing by the Company; or (c) such disclosure is determined by court order or official governmental ruling to be required by law or by any competent administrative agency or judicial authority. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the Company’s business, which Executive prepared or used, shall be and remain the sole property of the Company and shall be promptly returned to the Company prior to the Effective Date.
     Section 7. Restrictive Covenants.
          (a) Executive hereby agrees, except with the express prior written discretionary consent of the Company, that for a period of one (1) year after the Agreement Date (the “Restrictive Period”), he will not directly or indirectly in any manner compete with the business of the Company, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, any of the following:
               (i) Any company listed (during the year immediately preceding the Agreement Date) as an industrial or mixed office/industrial (but not pure office) REIT or Real Estate Operating Company as provided in the NAREIT Chart Book, dated January 2008 (a “Peer Group Member”);
               (ii) Any person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members), public or private, which, as a material component of its business (other than for its own use as an owner or user), invests in industrial warehouse facilities and properties similar to the Company’s investments and holdings: (A) in any geographic market or territory in which the Company owns properties or has an office either as of the Agreement Date; or (B) in any market in which an acquisition or other investment by the Company or any affiliate of the Company is pending or contemplated as of the Agreement Date, whether or not embodied in any formalized, written legal document.

          (b) In addition, during the Restrictive Period, Executive shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, public or private, in connection with or concerning any investment opportunity of the Company that is in the Pipeline or as to any customer or prospect of Company as of the Agreement Date. Within ten (10) business days after the Agreement Date, the Company shall deliver to Executive a written statement of the investment opportunities in the Pipeline as of the Agreement Date (the “Pipeline Statement”) (as reflected on Exhibit A to this Agreement) and a list of the deal opportunities and the actual and prospective entities with whom the Company proposes to pursue such deal opportunities from time to time (the “Customer List”) (as reflected on Exhibit B to this Agreement), and Executive shall then review the Pipeline Statement and the Customer List for accuracy and completeness, to the best of his knowledge, and advise the Company of any corrections required to the Pipeline Statement and the Customer List. Executive’s receipt of any Severance Benefits shall be conditioned on his either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement and the Customer List, or advising the Company, in writing, of any corrections or revisions required to the Pipeline Statement and the Customer List in order to make them accurate and complete, to the best of Executive’s knowledge. The restrictions concerning each and every individual investment opportunity in the Pipeline shall continue until the first to occur of (i) expiration of the Restrictive Period; or (ii) Executive’s receipt from the Company of written notice that the Company has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Restrictive Period. For purposes of this Agreement, investment opportunity shall be considered in the “Pipeline” if, as of the Agreement Date, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, the Company in writing or otherwise) or under consideration by the Company, whether at the Management Committee, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction: (r) an acquisition for cash; (s) an UPREIT transaction; (t) a transaction under the Company’s so-called “First Exchange” program; (u) a development project or venture; (v) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise; (w) an “Opportunity Fund” or other private investment in or co-investment with the Company; (x) any debt placement opportunity by or in Company; (y) any service or other fee-generating opportunity by the Company; or (z) any other investment by the Company or an affiliate of the Company, in or with any party or by any party in the Company or an affiliate of the Company.
          (c) In addition to the covenants set forth above, and notwithstanding anything to the contrary set forth in this Agreement, Executive hereby agrees, except with the express prior written consent of the Company (which may be given or withheld in the Company’s sole discretion), during and throughout the period described in this Section 7(c), not to take any steps or engage in any acts that have the purpose or effect of attempting to solicit or induce any employee of the Company to terminate his employment with Company so as to become employed by or otherwise render services to any entity with which Executive has any form of business or economic relationship, or otherwise with any of the entities set forth in Section 7(a)(i) or Section 7(a)(ii) above. The foregoing covenants and agreements of Executive set forth in this Section 7(c) shall be in effect throughout a period of two (2) years after the Agreement Date.

          (d) The restrictions contained in Section 7(a) through Section 7(c) above are collectively referred to as the “Restrictive Covenants.” If Executive violates the Restrictive Covenants and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenants. Accordingly, the Restrictive Covenants shall be deemed to have the duration specified in Section 7(a) or, as applicable, Section 7(c), computed from the date the relief is granted, but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenants by Executive. In the event that a successor of the Company assumes and agrees to perform this Agreement or otherwise acquires the Company, the Restrictive Covenants shall continue to apply only to the primary markets of the Company as they existed immediately before such assumption or acquisition, and shall not apply to any of the successor’s other offices or markets. The foregoing Restrictive Covenants shall not prohibit Executive from owning, directly or indirectly, capital stock or similar securities that are listed on a securities exchange and that do not represent more than five percent (5%) of the outstanding capital stock of any corporation.
          (e) Relief from Restrictive Covenants. In the event Executive shall desire to engage in any activity that would violate the Restrictive Covenants, but which he reasonably and in good faith believes would be immaterial to the economic and proprietary interests of the Company or any of its affiliates, he may, prior to (but not after) engaging in such activity, submit to the Company a written request for relief from the Restrictive Covenants, which written request shall set forth the scope of the proposed activity, the scope of the requested relief and the basis upon which Executive believes such activity to be immaterial to the interests of the Company. Within ten (10) business days after receipt of Executive’s written request, and subject to the specific approval of the Company, the Company shall advise Executive, in writing, as to whether the requested relief shall be granted. The parties agree that such relief shall be granted only if the Company reasonably determines that the reasonably anticipated impact on the Company of the grant of such relief is in fact immaterial to and fully compatible with the economic and proprietary interests of the Company (and its separate regions, ventures, divisions, subsidiaries and affiliates), it being specifically hereby understood and acknowledged by Executive that a purportedly “minor” percentage impact on Company-wide revenues or expenses of the Company shall not be deemed to be per se immaterial.
          (f) Remedies for Breach of Restrictive Covenant. Executive acknowledges that the restrictions contained in Section 6 and Section 7 of this Agreement are reasonable and necessary for the protection of the legitimate proprietary business interests of the Company; that any violation of these restrictions would cause substantial injury to the Company and such interests; that the Company would not have entered into the Employment Agreement or this Agreement with Executive without receiving the additional consideration offered by Executive in binding himself to these restrictions; and that such restrictions are a material inducement to the Company to enter into this Agreement. In the event of any violation of these restrictions or statement of intent by Executive to violate any of these restrictions, the Company shall automatically be relieved of any and all further financial and other obligations to Executive under this Agreement, in relation to the payment of a Severance Benefits or otherwise, and shall be entitled to all rights, remedies or damages available at law, in equity or otherwise under this Agreement; and, without limitation, shall be entitled to temporary and preliminary injunctive relief, granted by a court of competent jurisdiction, to prevent or restrain any such violation by

Executive and any and all persons directly or indirectly acting for or with him, as the case may be, such injunctive relief to be available pending the outcome of the arbitration process provided under Section 15 of this Agreement, which arbitration process will entitle the arbitrator to determine that permanent injunctive relief is to be granted to the Company, whereupon such relief shall be granted by a court of competent jurisdiction, based on the determination of the arbitrator.
          (g) The Restrictive Covenants and confidentiality obligations contained in Section 6 and Section 7 of this Agreement hereby supersede and restrictive covenants and confidentiality obligations contained in the Employment Agreement, any Company policy or any other agreement between the Company and Executive.
     Section 8. Indemnification/Cooperation.
          (a) Throughout all applicable limitation periods, the Company shall continue to provide Executive (including his heirs, personal representatives, executors and administrators) at the Company’s expense, with such directors’ and officers’ liability insurance coverages at the same level the Company provides for its current directors and officers, with respect to periods prior to and including the Agreement Date.
          (b) In addition to the insurance coverage provided for in Section 8(a), the Company shall defend, hold harmless and indemnify Executive to the fullest extent permitted under applicable law, and subject to each of the requirements, limitations and specifications set forth in the Articles of Incorporation and Bylaws of the Company, against all documented, out-of-pocket expenses and liabilities reasonably incurred by him in connection with or arising out of, any action, suit or proceeding in which Executive may be involved by reason of his having been an officer of the Company, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.
          (c) In the event Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Company has agreed to provide insurance coverage or indemnification under this Section 8, the Company shall, to the full extent permitted under applicable law, and subject to the each of the requirements, limitations and specifications set forth in the Articles of Incorporation, Bylaws and other organizational documents of the Company, advance all expenses (including the reasonable attorneys’ fees of the attorneys reasonably selected by Company and reasonably approved by Executive for the representation of Executive), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Company of a written undertaking from Executive covenanting: (i) to reimburse the Company for the amount of all of the Expenses actually paid by the Company to or on behalf of Executive in the event it shall be ultimately determined, by the court or the arbitrator, as applicable to the case, that Executive is not entitled to indemnification by the Company for such Expenses; and (ii) to assign to the Company all rights of Executive to insurance proceeds, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of the Expenses actually paid by the Company to or on behalf of Executive.

          (d) As long as there is no conflict between Executive’s legal interests and those of the Company, Executive agrees that he shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which Executive, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation, including but not limited to (i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge, (ii) acting as the Company’s representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful information or testimony relevant to the investigation or litigation. The Company agrees to pay Executive reasonable compensation and reimburse Executive for reasonable expenses incurred in connection with such cooperation.
     Section 9. Mutual Release of Claims. The obligation of the Company to provide Executive the Severance Benefits are contingent upon (i) Executive executing and delivering to the Company a mutual release of claims in the form attached to this Agreement as Exhibit C (the "Release”), with such execution and delivery occurring during the twenty-one (21) day period beginning on the Agreement Date, and (ii) Executive not revoking the Release during the applicable seven (7)-day revocation period. For purposes of this Agreement, “Effective Date” shall mean the eighth (8th) day following the execution and delivery to the Company of the Release; provided that Executive has not before such date revoked the Release.
     Section 10. Mutual Non-Disparagement and Employment References/Inquiries.
          (a) The Company and Executive agree that, at all times following the signing of this Agreement, they shall not engage in any disparagement or vilification of the other, and shall refrain from making any false, negative, critical or otherwise disparaging statements, implied or expressed, concerning the other, including, but not limited to, the management style, methods of doing business, the quality of products and services, role in the community, treatment of employees or the circumstances and events regarding Executive’s employment separation. Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Agreement not to make disparaging statements shall be each member of the Board of Directors of the Company and each of the Company’s senior executive officers. The parties further agree to do nothing that would damage the other’s business reputation or good will.
     Section 11. Mutual No Admissions. The Company denies that it or any of its employees or agents has taken any improper action against Executive, and Executive agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its employees or agents. Likewise, the Company agrees that this agreement shall not be admissible in any proceeding as evidence of improper action by Executive.
     Section 12. Confidentiality. Executive and the Company agree to keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members or their legal or tax advisors in connection with services related hereto and except as may be required by the federal securities laws or other applicable law or in connection with the preparation of tax returns.

     Section 13. Mutual Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement. In addition, the Executive’s waiver of a breach of this agreement by the Company shall not be construed or operate as a waiver of any subsequent breach by the Company of the same or any other provision of this Agreement.
     Section 14. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Illinois, without regard or reference to any principles of conflicts of law of the State of Illinois or any other jurisdiction, except to the extent that such internal laws are preempted by the laws of the United States.
     Section 15. Mediation and Arbitration. Except only as otherwise provided in Section 7(f), each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement or Executive’s employment shall be committed to and be resolved exclusively through the arbitration process, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. If the Company or Executive, as the case may be, contends that a breach or threatened breach of this Agreement has occurred, or that a bona fide controversy exists hereunder, the Company or Executive, as the case may be, may initiate the arbitration process as described in this Section 15 by filing a Notice of Arbitration with the AAA (after the thirty (30)-day mediation period described in the following sentences) and delivering a copy of the same to the other party. Prior to filing a Notice of Arbitration with the AAA, the party shall give the other party thirty (30) days notice of intent to file such Notice of Arbitration. During such thirty (30)-day period, the parties shall seek to mediate the dispute to resolution, and if the dispute fails to be resolved within such period, the party may file the Notice of Arbitration any time thereafter. Such Notice of Arbitration shall request that the AAA submit to both Executive and the Company a list of eleven (11) proposed arbitrators provided that no arbitrator shall be related to or affiliated with either of the parties. The arbitrator shall be selected by the parties from that list. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Chicago, Illinois, or telephonically. At that meeting, the party who sought arbitration (and delivered the Notice of Arbitration) shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall be promptly engaged by the parties to arbitrate the dispute. Each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute (“Proposed Solution”), and the arbitrator shall be obligated to choose one (1) party’s specific Proposed Solution, without being permitted to effectuate any compromise or “new” position; provided, however, that the arbitrator shall be authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The party whose Proposed Solution is not selected shall bear the costs of all counsel, experts or other representatives that are retained by both parties, together with all costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the arbitrator. If the arbitrator ultimately chooses Executive’s Proposed Solution, then the Company shall pay a per annum rate of two percent (2%) in excess of the per annum rate publicly announced, from time to time, by JPMorgan Chase & Co. as its “prime” or “base” or “reference” rate of interest; provided, however, that if the interest rate set forth herein exceeds the highest legally-permissible interest rate, then the interest rate shall be reduced to the level of the highest legally permissible interest rate, on the amount the arbitrator awards to Executive (exclusive of attorneys’ fees and costs and expenses of the arbitration), such interest to be calculated from the date the amount payable under Executive’s Proposed Solution would have been paid under this Agreement, but for the dispute, through the date payment (inclusive of interest) is made. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, including, if applicable, entry of a permanent injunction under such Section 7(f) of this Agreement. Nothing contained in this Section 15 shall constrain any party’s right to petition a court of competent jurisdiction for injunctive or interlocutory relief pending the outcome of arbitration of any dispute or controversy arising under this Agreement
     Section 16. Put Demand as to Released Securities. The Executive acknowledges and agrees that he will not attempt to exercise any rights or interests Executive may or may not have under Section 10.6 of the Employment Agreement.
     Section 17. Excess Parachute Payment. If it is determined, in the opinion of the Company’s independent accountants, in consultation, if necessary, with the Company’s independent legal counsel, that any amount payable to the Executive by the Company under this Agreement, or any other plan or agreement under which the Executive participates or is a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue of 1986, as amended (the “Code”), and would thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event, the Company shall pay to the Executive a “grossing-up” amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Company shall pay to the Executive the amount of such unreimbursed Excise Tax, plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Company shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any grossing-up supplemental compensation paid under this Section shall be conclusively made by the Company’s independent accountants, or other independent accountants retained by the Compensation Committee, in consultation, if necessary, with the Company’s (and/or the Compensation Committee’s) independent legal counsel. The Company shall pay all accountant and legal counsel fees and expenses arising as a result of this Section. If, after the Executive receives any gross-up payments or other amount pursuant to this Section, the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Company the amount of such refund within ten (10) days of receipt by the Executive, on a grossed-up basis. If the Company deems it necessary or advisable to contest or appeal any assessment, or determination made by the Internal Revenue Service relating to the imposition of an Excise Tax as described herein (an “Excise Tax Contest/Appeal”), the Executive covenants and agrees to reasonably cooperate with the Company in connection with the Excise Tax Contest/Appeal; provided, however, that the Company shall be responsible for all professional costs and expenses incurred by the Executive in connection with such Excise Tax Contest/Appeal.
     Section 18. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the matters provided for herein, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment.
     Section 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Facsimile transmission of any executed original document shall be deemed to be the same as the delivery of the executed original.
     Section 20. Dispute Resolution. Each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement shall be committed to and be resolved in accordance with the terms and conditions set forth in Section 15 of this Agreement.
     Section 21. Miscellaneous. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement. Wherever from the context that it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural and the pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and neuter, and the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The subject matter and language of this Agreement have been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel. Accordingly, this Agreement shall not be construed against either party on the basis that this Agreement was drafted by such party or its counsel. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs and personal representatives and the Company and its successors, representatives and assigns.
(Signature page follows)

     In Witness Whereof, this Agreement has been duly executed as of the dates set forth below.

First Industrial Realty Trust, Inc.

/s/ W. Ed Tyler

By:	W. Ed Tyler	Date:	November 26, 2008
Title:	President and Chief Executive Officer

/s/ Michael W. Brennan

Michael W. Brennan		Date:	November 26, 2008

EXHIBIT A
Section 7(b) — Pipeline Statement:
AVRO, LLC
Circuit City Stores Inc.
Pure Fishing, Inc.
Quad/Graphics Inc.
Rust-Oleum Corp.
Tricon Industries, Inc.
Uponor Corp.
Vi-Jon, Inc.
Affiliated Foods. Inc.
Arm & Hammer
BNSF Railway Co.
Cracker Barrel
Delphi Auto Systems, Corp.
DJ Orthopedics, Inc.
Greenheck Fan Corp.
Kuehne + Nagel International AG
Masimo Corp.
Penske Logistics LLC
Pick-Your-Part Auto Wrecking
The Goodyear Tire & Rubber Co.
TriMas Corp.
Union Pacific Corp.
Yellow Roadway Enterprise Services

A-1

EXHIBIT B
Section 7(b) — Customer List:
Abbott Laboratories
ACH LLC
ADESA Inc.
Advanced Lighting
Affiliated Foods Midwest
Alberto Culver
Alcoa
Aldi
Alexander Land Clearing Inc
Alexander Mobility
Amarr Co
AmberJack Ltd
Amcor Sunclipse
Amer Sports
American Bottling
American Leather/Palomino Capital
Archway Marketing Services
Arizona Tents and Events
Asset Acceptance
A-Tech Suburban Inc.
Atlas Cold Storage
Atronic of Americas (fee)
Auto Parts Inc
AVRO
Bard Access Systems
Beltmann Group, Inc.
Bright House Networks
Brooks Industries
Brylane
C&S Wholesale Grocers
CalSak
Cardinal Glass
Caterpillar Campus
Caterpillar Logistics
Caterpillar Logistics
Cenveo
Chicago Vendor Supply
Circuit City
Communications Concepts
Consolidated Plastics Co., Inc.
Contico
Continental General Tire
Coronado Paint Company
Costa Pasta
Courtland Homes
Covance Laboratories
Creative Technology Ltd
Cybex International
Dallas Semi-Conductor
DBL Logistics
Dennis Investments (WJ Dennis)
DMI Associates
DS Container
Dunkin’ Donuts
Educational Symposia
Electronic Boutique
Elliot’s Designs
Feed the Children
Filtrona
Finn Power
Firstar Fiber
Focus Products Group
Ford
Ford HVC
Former Bus. Owner
Fullman Romiss Court Partners
GE Lighting
Genco, Inc.
Georgia Gulf Corporation
Glazer’s Wholesale Drug Company
GM
Gourment Express / Ilex Private Equity
Govesan America Corporation
Haverty Furniture
Helmer, Inc.
Hines
HK Systems
Home Depot
Home Interiors & Gifts
Hunter Fan
Hyperlogistics LLC
Interbath Inc
I-Trax (CHD Meridian Healthcare)
Jacobson
Jacobson Holding Corp
Jacobson Holding Corp.

Jeld-Wen
JH Collectibles(Ross Family)
Joseph Weil & Sons/Bunzl
Kimberly-Clark
Le*Nature
Leggett & Platt
Lenox Inc
Libbey
Long’s Drugs
Lubrizol
Marcom Services (Olaf Bjorkedal)
Mary Kay
Maxell Corporation
Maytag
Maytag — Covington (fee)
McDonough & Knox (Relizon)
MDC Corp/Dal-Tile
Metal Impact
Michelin North America
Mohawk Carpet
MSI HVAC
National Foam (KIDDE Corp)
National RV Inc
Navistar International
Newell Rubbermaid
Nilfisk-Advance A/S
Oakley Industries
OEM Logistics Support
OHL/Red Bull
Old Castle Glass
Ozburn Hessey
Ozburn Hessey Storage Co.
Ozburn-Hessey
Ozburn-Hessey Logistics
Pactiv
PACTIV
PDI (Precision Diversified Industries)
Penn Appliance
Penn Jersey Paper Co.
Penske
Pier 1 Imports
Pratt Industries
Precision Custom Coatings
Primesource
Procter and Gamble (fee)
Publisher Resources (Ingram Book)
Pure Fishing (Jarden Corp.)
Quad Graphics
Quantum Foods Portfolio
Quebecor
Radio Frequency Systems
RDB Development Co
Redi Cut Foods
Remy International
Republic Fasteners
Ridge Tool
River Bend Industries/Palomino Capital
Robert Bosch Corporation
Rockwell Automation
Roosevelt Paper
Rust-Oleum
Saul Leasing
SC Johnson (fee)
Schenck Rotec Corp
Schiff Nutrition
Sears
Senior Aerospace
Sharp Corp (Ives-Lee Corp)
Silgan Container Corporation
Smurfit Stone Container
Solo Cup
Sports Brands International Ltd (Fila)
Square D
St. Gobain
Staples
Steve Lanter
Sun Capital Partners (Jevic)
Sungdo International
Supervalu
Taylor & Francis
Tennant Company
The Hershey Company
Thermo Electron Corporation
Thor Industries, Inc
Thyssen Krupp Corp (Dover Elevator)
Tower Automotive (fee)
Tractor Supply Companies
Tricon
TSN (Bunzl)
Tucker Rocky
Unisource Worldwide
United Supermarkets

Uponor
USCO
Utah Plastics
Vanee Foods (fee)
Verizon Wireless
Vi-Jon
Victoria Vogue
Vintage Capital Group/Lubricating Specialties
Volkswagen of America
Volkswagen of Canada
Walgreen
Weekend Warrior Trailers
Weston Foods
Weyerhaeuser
Whirlpool
Wilkins-Rogers Inc.
WITCO Systems
Wolfe Engineering
Yellow Roadway Corp.
YKK Universal Fasteners

Exhibit C
Mutual General Release of All Claims
     Whereas, Michael W. Brennan (“Executive”) and First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), have entered into a Separation and Release Agreement, effective October 22, 2008 (the “Separation Agreement”), which requires the Executive to execute this Mutual General Release of All Claims (the “Mutual Release”):
     Now, therefore, in consideration for payments and benefits provided by the Company as set forth in the Separation Agreement, the sufficiency of which is hereby acknowledged by Executive, and in consideration of the obligations of Executive under the Separation Agreement, the sufficiency of which is hereby acknowledged by the Company, Executive and the Company hereby agree as follows:
     1. For valuable consideration, the adequacy of which is hereby acknowledged, Executive on behalf of himself and the other Executive Releasors (as defined below) releases and forever discharges the Company and the other Company Releasees (as defined below) from any and all Claims (as defined below) which Executive now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Executive Releasors may have, to the extent that it is derived from a Claim which Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath Executive’s signature on this Mutual Release and shall include, without limitation, Claims arising out of or related to Executive’s employment within the Company and the termination thereof, the employment agreement between the Company and Executive dated June 21, 2005 (the "Employment Agreement”) and Claims arising under (or alleged to have arisen under) (a) The Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) the Immigration Reform and Control Act of 1986, as amended; (g) the Americans with Disabilities Act of 1990, as amended; (h) the National Labor Relations Act, as amended; (i) the Occupational Safety and Health Act of 1970 , as amended; (j) any state or local anti-discrimination law; (k) any other local, state or federal law, regulation or ordinance; (l) any public policy, contract, tort, or common law; or (m) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Executive further releases any rights to recover damages or other personal relief based on any claim or cause of action filed on Executive’s behalf in court or any agency. Notwithstanding the above, Executive Releasors do not release any claim duly filed pursuant to the group welfare and retirement plans of the Company or a claim filed pursuant to any policy of liability insurance or the Company’s by-laws and nothing herein precludes Executive Releasors from enforcing rights under this Mutual Release or the Separation Agreement.
     2. For purposes of this Mutual Release, the terms set forth below shall have the following meanings:

C-1

          (a) The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.
          (b) The term “Company Releasees” shall include the Company and its affiliates and their current, former and future officers, directors, trustees, members, employees, shareholders, partners, attorneys, agents, assigns and administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.
          (c) The term “Executive Releasors” shall include Executive, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through Executive.
     3. Executive acknowledges that: (a) Executive has read and understands this Mutual Release in its entirety; (b) the payments and other benefits provided to Executive under the Separation Agreement between Executive and the Company dated October 22, 2008 exceed the nature and scope of that to which Executive would otherwise have been entitled to receive from the Company; (c) Executive has been advised in writing to consult with an attorney about this Mutual Release before signing and has had ample opportunity to do so; (d) Executive has been given twenty-one (21) days to consider this Mutual Release before signing; (e) Executive has the right to revoke this Mutual Release in full within seven (7) calendar days of signing it by providing written notice to the Company, and that this Mutual Release shall not become effective until that seven-day revocation period has expired; and (f) Executive enters into this Mutual Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration. Any revocation must be in writing and delivered to the principal headquarters office of the Company, Attention: Vice President — Legal, with a copy concurrently so delivered to Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, to the joint attention of Howard A. Nagelberg and Donald L. Norman, Jr. If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested.
     4. The Company does hereby knowingly and voluntarily release and forever discharge Executive from all Claims known or unknown, fixed or contingent, which it ever had, now has, or may have, or which it hereafter can, shall, or may have, from the beginning of time through the date on which it signs this Mutual Release, including without limitation those arising out of or related to Executive’s employment or separation from employment with the Company; provided nothing herein precludes the Company from enforcing its rights under this Mutual Release or the Separation Agreement; provided, further, that the Company does not release or discharge any future claims against Executive arising out of any acts or omissions of Executive (a) that as of the date of this Mutual Release are known to Executive, which Executive fails to fully disclose to the Company, and that have a material adverse future impact on the Company, or (b) that are fraudulent or dishonest.
(Signature page follows)

C-2

     In Witness Whereof, this Mutual Release has been duly executed as of the dates set forth below.

First Industrial Realty Trust, Inc.

/s/ W. Ed Tyler

By:	W. Ed Tyler	Date:	November 26, 2008
Title:	President and Chief Executive Officer

/s/ Michael W. Brennan

Michael W. Brennan		Date:	November 26, 2008

C-3